Exhibit 10.15

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) to the Executive Employment Agreement (the “Employment Agreement”) dated April 22, 2008 by and between Colfax Corporation, a Delaware corporation (the “Company”) and Michael K. Dwyer (the “Executive”), is itself by and between the Company and the Executive, is dated December 15, 2008, and is entered into effective as of January 1, 2010 (the “Effective Date”). This Amendment is intended to make certain changes deemed necessary by the Company and the Executive based upon new guidance regarding Section 162(m) of the Internal Revenue Code.

1. The final sentence of the first paragraph of Section 4 of the Employment Agreement is hereby amended to read as follows:

In addition, in connection with a resignation or termination described in this Section 4, and subject to the requirements of Section 4.3, the Executive shall be entitled to the payments and benefits described in Section 4.1 and, if applicable, Section 4.2, and, except to the extent provided under Section 10.7, the payments shall be made, and the benefits shall be provided, upon employment termination or as soon as reasonably practicable thereafter.

2. Section 4.1(ii) of the Employment Agreement is hereby amended in its entirety to read as follows:

(ii)	In lieu of any Annual Cash Incentive under Section 2.2 for the year in which the Executive’s employment terminates, a single sum cash payment equal to the amount, if any, of the Partial Year Bonus (as defined in Section 10.7); and

3. Section 10.7 of the Employment Agreement entitled “Partial Year Bonus” is hereby amended in its entirety to ready as follows:

10.7 Partial Year Bonus. For purposes of this Agreement, a Partial Year Bonus is payable to the Executive for the year of the Executive’s employment termination in the event the Company performance criteria for payment of an Annual Cash Incentive are achieved as of the close of the year at the level required for a payout at the target level or above. Any such Partial Year Bonus shall equal the Executive’s target Annual Cash Incentive compensation multiplied by a fraction the numerator of which is the number of days the Executive was employed by the Company in the year of termination and the denominator of which is the total number of days in the year of termination. Should any such Partial Year Bonus become payable under this Agreement, payment shall be made to the Executive at the same time as payment is made to all other participants under the Annual Cash Incentive compensation program following the close of the year.

4. Except as expressly provided herein, the terms and conditions of the Employment Agreement shall remain in full force and effect and shall be binding on the parties hereto.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment, or have caused this Amendment to be duly executed and delivered in their name and on their behalf, intending to be legally bound by its terms, as of the Effective Date, as if the provisions hereof were originally included in the Employment Agreement.

COLFAX CORPORATION

By:	/s/ Steven W. Weidenmuller
Name:	Steven W. Weidenmuller
Title:	Senior Vice President, Human Resources

/s/ Michael K. Dwyer
Michael K. Dwyer

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